Exhibit 99.1 Press Release For Immediate Release

INDEPENDENT BANK GROUP, INC. REPORTS SECOND QUARTER FINANCIAL RESULTS, PROVIDES COVID-19 UPDATE

July 27, 2020

McKINNEY, Texas, July 27, 2020 -- Independent Bank Group, Inc. (NASDAQ: IBTX), the holding company for Independent Bank, today provided an update on its business and operations in light of the ongoing COVID-19 pandemic along with its financial results for the quarter ended June 30, 2020. Independent Bank Group remains focused on supporting the health and welfare of its employees, customers and communities and delivering consistent returns for shareholders during this difficult time.

Second Quarter 2020 Summary

•For the quarter ended June 30, 2020, the Company reported:
◦Net income of $38.7 million, or $0.90 per diluted share and adjusted (non-GAAP) net income of $49.1 million, or $1.14 per diluted share
◦Significant deposit growth of 28.3%, annualized, excluding PPP deposits
◦Nonperforming assets continue to be minimal at 0.17% of total assets
◦Added an additional $23.1 million to the allowance for loan losses to provide for economic risk

COVID-19 Update - Employees, Customers and Communities

•The Company remains committed to support the health and safety of its employees and customers through responsible operations.
◦All branches are currently open and operating under reduced hours. Branch lobbies have been adjusted to encourage social distancing, surfaces are regularly sanitized and employees are required to wear face coverings when interacting with customers.
◦The Company increased customer education regarding mobile banking applications and developed a COVID-19 Resource Center accessible on the Company's website.
◦The Company has implemented work-from-home measures and provides special circumstances pay to employees impacted by COVID-19.
◦To help facilitate economic recovery, the Company is participating in the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) Paycheck Protection Program (PPP) by originating these Small Business Administration (SBA) loans for its existing customers. During the second quarter 2020, the Company processed and funded 6,236 loans totaling $823.3 million at June 30, 2020. In addition, of the total PPP loans funded, 80% were less than $150 thousand and only 5% were greater than $500 thousand, with the average loan size funded of $132 thousand. Substantially all PPP loans were made to existing customers and structured to satisfy the forgiveness requirements of the program.
•Since the beginning of the COVID-19 pandemic, the Company has worked with its borrowers on an individual, one-on-one basis to assess and understand the impact of pandemic-related economic hardship on the borrowers and provide prudent modifications allowing for payment deferrals or payment relief where appropriate. Deferral requests have substantially decreased since the beginning of the pandemic, and many borrowers have resumed full or partial payments. The Company will continue to work with its relationship borrowers to grant additional relief where necessary.
◦Cumulative 9% of total loans received a modification during the pandemic.
▪80% full payment deferral, 20% interest only
▪56% of full deferral loans have made at least one payment since the deferral was granted
▪Average deferral length was 90 days
◦6% of total loans are still on deferral or have not resumed payment.
◦Deferral requests peaked in April and substantially decreased in May and June

COVID-19 Update - Capital, Liquidity & Credit

•Capital was enhanced in the quarter, with ratios well above the standards to be considered well-capitalized under regulatory requirements, with an estimated total capital ratio of 12.44%, leverage ratio of 8.94%, common equity Tier 1 capital (CET1) ratio of 10.17% and Tier 1 ratio of 10.60% as of June 30, 2020.
•Liquidity remains strong, with cash and securities representing approximately 15.7% of assets as of June 30, 2020. The Company maintains the ability to access considerable sources of contingent liquidity at the Federal Home Loan Bank and the Federal Reserve.
•As permitted under the CARES Act, the Company elected to defer the adoption of the current expected credit loss (CECL) accounting standard and has continued its consistent application of the incurred loss method for estimating the allowance for loan losses and applicable provision. Due to the macroeconomic environment brought on by the pandemic and energy price volatility, the Company recorded $23.1 million in provision for loan losses during second quarter 2020, increasing the allowance for loan losses to $80.1 million at June 30, 2020. Management believes that the allowance adequately supports inherent credit losses within the loan portfolio.
•Asset quality remains solid, reflecting the Company's disciplined underwriting and conservative lending philosophy which has supported strong credit performance during prior financial crises.

Independent Bank Group Chairman, CEO and President David R. Brooks said, “Our teams across Texas and Colorado are continuing their tireless work to help our customers and communities through the current environment. This collective commitment of our almost 1,500 employees is reflected not only in our solid financial performance in the second quarter, but also in the resilient credit quality that has been the foundation of our company for over three decades.” Brooks continued, “As the pandemic endures, our company will remain steadfast in its commitment to safe operations that prioritize the health and well-being of our customers and employees. Though much uncertainty remains, we believe our company is well-positioned to continue to build sustainable long term value for our stakeholders and to help facilitate the economic recovery across our footprint.”

Second Quarter 2020 Balance Sheet Highlights

Loans

•Total loans held for investment, net of mortgage warehouse purchase loans, were $11.7 billion at June 30, 2020 compared to $11.0 billion at March 31, 2020 and $10.8 billion at June 30, 2019. Loan growth totaled $669.4 million or 6.1% from the linked quarter and includes PPP loans of $823.3 million. Loans held for investment increased $761.7 million from December 31, 2019, of which $823.3 million was PPP loans. Loans excluding PPP loans were down $61.6 million year to date primarily due to the economic dislocation caused by the pandemic.
•Average mortgage warehouse purchase loans were $665.8 million for the quarter ended June 30, 2020 compared to $547.3 million for the quarter ended March 31, 2020, representing an increase of $118.5 million, or 21.6% for the quarter, and compared to $295.9 million for the quarter ended June 30, 2019, an increase of $369.9 million, or 125.0% year over year. The volumes continue to be higher than anticipated due to the sustained low mortgage rate environment. The change from the prior year is reflective of the rate environment and the Company's focused attention to grow the warehouse line of business.
•Commercial real estate (CRE) loans were $5.8 billion at June 30, 2020 and June 30, 2019, and $5.9 billion at March 31, 2020, or 45.9%, 51.4% and 49.5% of total loans, respectively. At June 30, 2020, the average loan size in the CRE portfolio is $1.2 million.
•Construction and Development (C&D) loans were $1.7 billion at June 30, 2020. The average loan size in the C&D portfolio was $690.7 thousand and the average loan-to-value for loans in the C&D portfolio was 58.6% at June 30, 2020. Construction activity continues across Texas and Colorado, and 98.3% of the Company’s C&D loans are located in either Texas or Colorado. Of the Company’s C&D loans, 41.4% are for owner-occupied properties.
•The Company has approximately $441.5 million of loans secured by hotel and motel properties at June 30, 2020, with the average loan size of $5.5 million. The mix of the portfolio consists of 64.3% of loans secured by limited service properties, 14.3% secured by full-service properties, 13.1% secured by extended stay properties, and 8.3% secured by boutique/independent properties.
•Energy loans were $207.4 million, or 1.8% of total loans held for investment, excluding mortgage warehouse purchase loans, at June 30, 2020. Energy loans are secured 89.9% by exploration and production of oil and gas, and 10.1% by energy services companies. Energy allowance for loan losses represents 6.8% of the total energy loan portfolio.

Asset Quality

•Total nonperforming assets decreased to $28.4 million, or 0.17% of total assets at June 30, 2020, compared to $31.6 million or 0.20% of total assets at March 31, 2020, and slightly increased from $28.0 million, or 0.19% of total assets at June 30, 2019.
•Total nonperforming loans decreased to $26.6 million, or 0.23% of total loans at June 30, 2020, from $28.5 million, or 0.26% of total loans at March 31, 2020, and increased from $16.9 million, or 0.16% of total loans at June 30, 2019.
•The decrease in nonperforming loans and nonperforming assets from the linked quarter is primarily due to a $1.1 million commercial loan charge-off, a $633 thousand paydown on a commercial energy loan, and $946 thousand reduction of loans ninety days past due and still accruing, offset by a $789 thousand agricultural loan placed on nonaccrual status. The net change in nonperforming assets from the linked quarter was also offset from sales and write-downs of $1.3 million in other real estate owned.
•The increase in nonperforming loans and nonperforming assets from the prior year is primarily due to the activity noted above as well as a $14.5 million commercial energy loan and a $1.7 million commercial loan placed on nonaccrual status, and a $1.5 million commercial real estate loan modified as troubled debt, offset by a $4.0 million energy credit paydown and partial charge-off and a $2.9 million commercial loan charge-off during the year over year period. In addition, nonperforming assets was reduced by net dispositions of $9.3 million in other real estate owned properties.
•Charge-offs were 0.05% annualized in the second quarter 2020 compared to 0.05% annualized in the linked quarter and 0.01% annualized in the prior year quarter. Charge-offs were elevated in second quarter 2020 due to the $1.1 million charge-off noted above. Charge-offs were elevated in first quarter 2020 due to charge-offs totaling $1.3 million related to a commercial real estate credit and an energy credit.

Deposits, Borrowings and Liquidity

•Total deposits were $13.3 billion at June 30, 2020 compared to $11.9 billion at March 31, 2020 and compared to $11.5 billion at June 30, 2019. The increase in deposits from the linked quarter is primarily due to organic growth of approximately $836.2 million or 28.3% annualized for the quarter. In addition, the Company estimates as of June 30, 2020, it had approximately $580.0 million of commercial deposits related to PPP loans funded by the Company. Deposits increased from prior year due to organic growth of $1.2 billion, or 10.6%, for the year over year period, net of the PPP deposits discussed above and offset by $27.7 million of deposits transferred in a July 2019 branch sale.

•Total borrowings (other than junior subordinated debentures) were $1.1 billion at June 30, 2020, a decrease of $36.4 million from March 31, 2020 and an increase of $323.9 million from June 30, 2019. The change in the linked quarter and prior year reflects the use of short-term FHLB advances as needed for liquidity, warehouse and other loan fundings, as well as a $7.5 million increase in borrowings related to participation in the Federal Reserve's PPP Liquidity Facility during second quarter 2020. In addition, the change from the linked quarter and prior year reflects an increase of $6.0 million and a reduction of $29.0 million, respectively, in borrowings against the Company's unsecured revolving line of credit with an unrelated commercial bank.

Capital

•Independent Bank Group is well capitalized under regulatory guidelines. At June 30, 2020, our estimated common equity Tier 1 to risk-weighted assets, Tier 1 capital to average assets, Tier 1 capital to risk-weighted assets and total capital to risk-weighted asset ratios were 10.17%, 8.94%, 10.60% and 12.44%, respectively, compared to 9.95%, 9.67%, 10.38%, and 12.05%, respectively, at March 31, 2020.

Second Quarter 2020 Operating Results

Net Interest Income

•Net interest income was $128.4 million for second quarter 2020 compared to $129.6 million for second quarter 2019 and $123.2 million for first quarter 2020. The change in net interest income from the linked quarter was primarily due to decreased funding costs. The slight decrease from the prior year is due to a $9.1 million decrease in purchase accounting accretion and reduction in loan yields offset by decreased costs of interest bearing liabilities. The quarter ended June 30, 2020 includes $7.2 million of acquired loan accretion compared to $16.3 million in second quarter 2019 and $9.1 million in first quarter 2020.
•The average balance of total interest-earning assets grew by $2.0 billion and totaled $14.7 billion for the quarter ended June 30, 2020 compared to $12.6 billion for the quarter ended June 30, 2019 and increased $1.5 billion from $13.2 billion for the quarter ended March 31, 2020. The increase from the prior year and the linked quarter was primarily related to increased average loan balances including PPP loans and mortgage warehouse loans, as well an increases in average interest-bearing deposits with correspondent banks due to significant deposit growth in second quarter 2020.
•The yield on interest-earning assets was 4.14% for second quarter 2020 compared to 5.32% for second quarter 2019 and 4.78% for first quarter 2020. The decrease from the prior year and the linked quarter was due primarily to lower rates on interest-earning assets due to decreases in the Fed Funds rate over the periods coupled with increased volume of average interest-bearing deposits, in addition to decreased loan yields as a result of decreased loan accretion and the addition of lower yielding PPP loans to the portfolio. Such rate declines and changes to the interest-earning asset mix resulted in lower loan and interest-bearing deposit yields from the linked quarter of 44 and 129 basis points, respectively. Average loan yield, net of all accretion, decreased 35 basis points from the linked quarter, with six (6) basis points of the decrease related to PPP loans.
•The cost of interest-bearing liabilities, including borrowings, was 0.90% for second quarter 2020 compared to 1.70% for second quarter 2019 and 1.42% for first quarter 2020. The decrease from the prior year and linked quarter is primarily due to lower rates offered on our deposit products, primarily promotional certificate of deposit products and money market accounts, tied to Fed Funds rates, as well as rate decreases on short-term FHLB advances and our other debt. In response to the unprecedented Fed Funds rate decrease to combat the effects of COVID-19 on the economy during first quarter 2020, the Company strategically lowered rates on certain deposit products and purchased lower rate advances to compensate for higher priced advances rolling off early second quarter 2020.
•The net interest margin was 3.51% for second quarter 2020 compared to 4.11% for second quarter 2019 and 3.76% for first quarter 2020. The adjusted (non-GAAP) net interest margin, which excludes unexpected accretion on loans acquired with deteriorated credit quality, was 3.50% for second quarter 2020 compared to 4.03% for second quarter 2019 and 3.73% for first quarter 2020. The net interest margin excluding all loan accretion was 3.32% for second quarter 2020 compared to 3.60% in second quarter 2019 and 3.48% in first quarter 2020. The decrease in net interest margin from the prior year was primarily due to the lower asset yields and increased liquidity as well as a decrease of $9.1 million in accretion. The 25 basis point decrease in the net interest margin from the linked quarter is a result of lower loan accretion for second quarter in addition to excess liquidity which negatively impacted the net interest margin by 20 basis points.

Noninterest Income

•Total noninterest income increased $9.2 million compared to second quarter 2019 and increased $10.9 million compared to first quarter 2020.
•The increase from the prior year primarily reflects increases of $6.8 million in mortgage banking revenue and $3.6 million in other noninterest income offset by decreases of $1.3 million in service charges and $876 thousand in investment management and trust revenue. The increase in other noninterest income is primarily due to the recovery of a $3.5 million contingency reserve on an acquired SBA loan participation sold, which was settled with the SBA during the quarter. Service charge income related to transaction volumes such as non-sufficient funds and debit card fees have been impacted by the pandemic. The decrease in investment management and trust revenue in second quarter 2020 is due to a decline in assets under management, resulting from the market decline since the beginning of the year in addition to the sale of the trust business in fourth quarter 2019.
•The increase from the linked quarter primarily reflects increases of $8.0 million in mortgage banking revenue and $3.2 million in other noninterest income. The increase in other noninterest income is due to the recovery of the SBA contingency reserve discussed above.
•Mortgage banking revenue was higher in second quarter 2020 due to increased mortgage origination and refinance activity resulting from the low interest rate environment. It was also positively impacted by the market improvement during the quarter, which resulted in fair value gains on our derivative hedging instruments of $3.3 million compared to second quarter 2019 loss of $256 thousand and first quarter 2020 loss of $1.6 million.

Noninterest Expense

•Total noninterest expense increased $5.1 million compared to second quarter 2019 and increased $8.7 million compared to first quarter 2020.

•The increase in noninterest expense compared to second quarter 2019 is due primarily to an increase of $11.9 million in acquisition expenses and $1.0 million in FDIC assessment offset by decreases of $6.1 million in salaries and benefits and $2.1 million in other noninterest expense. The higher FDIC assessment is directly related to the bank becoming a large institution under regulatory guidelines, effective January 1, 2020, which resulted in higher assessment costs. The decrease in other noninterest expense from the prior year is primarily due to an operations loss recognized in second quarter 2019 which was partially recovered in second quarter 2020, resulting in a net total loss of $974 thousand. In addition, deposit-related expenses and auto and travel expenses were significantly lower in second quarter 2020.
•The increase from the linked quarter is primarily related to an increase of $15.1 million in acquisition expenses offset by decreases of $4.2 million in salaries and benefits and $2.0 million in professional fees. Professional fees were higher in the linked quarter due to higher legal expenses related to ongoing acquired litigation, and increased consulting expenses related to a compliance project and new system implementations.
•Acquisition expense was elevated in the second quarter 2020 compared to the linked quarter and prior year quarter due to costs related to the previously announced merger, including $8.8 million in integration costs and $6.0 million in legal and advisory fees. The increase relative to the prior year was lower due to contract termination fees and conversion-related costs incurred related to the Guaranty system conversion in second quarter 2019.
•Salaries and benefits expense was lower in second quarter 2020 primarily due to deferred salaries costs of $7.2 million and $3.1 million related to the origination of the PPP loans and other COVID-related loan modifications/deferrals, respectively. Offsetting the deferred salaries costs in second quarter 2020 was $2.8 million in severance expense and accelerated stock grant amortization related to departmental and business line restructurings. Second quarter 2020 changes relative to both the linked quarter and prior year are also reflective of higher salaries and accrued bonus expense due to higher headcount, while commission expense was also elevated due to increased mortgage production during the quarter. In addition, second quarter 2020 includes $1.4 million of bonuses and overtime related to PPP loan activity as well as $996 thousand for pandemic related premium pay.

Provision for Loan Loss

•Provision for loan loss was $23.1 million for second quarter 2020, an increase of $18.4 million compared to $4.7 million for second quarter 2019 and an increase of $14.7 million compared to $8.4 million for first quarter 2020. The increase from prior year and the linked quarter was primarily due to general provision expense for economic factors related to COVID-19 and energy prices as well as a $1.1 million charge-off on a commercial loan and a $4.1 million increase to a specific reserve placed on an energy credit.
•The allowance for loan losses was $80.1 million, or 0.68% of total loans held for investment, net of mortgage warehouse purchase loans, at June 30, 2020, compared to $51.1 million, or 0.47% at June 30, 2019, and compared to $58.4 million, or 0.53% at March 31, 2020. The dollar and percentage increase from the prior year and the linked quarter is primarily due to added reserves for economic concerns related to the pandemic, as well as the specific reserve mentioned above.

Income Taxes

•Federal income tax expense of $8.9 million was recorded for the quarter ended June 30, 2020, an effective rate of 18.7% compared to tax expense of $13.4 million and an effective rate of 21.2% for the quarter ended June 30, 2019 and tax expense of $10.8 million and an effective rate of 19.7% for the quarter ended March 31, 2020. The decrease in the effective tax rate compared to the linked and prior year quarter is primarily a result of the 2019 provision to return adjustment related to state income tax and an adjustment to the Company's estimated 2020 state income tax rates.

Subsequent Events
The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended June 30, 2020 on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of June 30, 2020 and will adjust amounts preliminarily reported, if necessary.

Termination of the Merger with Texas Capital Bancshares, Inc.
As previously disclosed, the Company entered into a merger agreement with Texas Capital Bancshares, Inc. (TCBI) on December 9, 2019, providing for a merger of equals of the Company and TCBI. However, as also previously disclosed, on May 22, 2020, the Company and TCBI entered into a Mutual Termination Agreement to terminate the merger agreement. Neither party paid a termination fee in connection with the termination of the merger agreement.

About Independent Bank Group
Independent Bank Group, through its wholly owned subsidiary, Independent Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group operates in four market regions located in the Dallas/Fort Worth, Austin and Houston areas in Texas and the Colorado Front Range area, including Denver, Colorado Springs and Fort Collins.

Conference Call
A conference call covering Independent Bank Group’s second quarter earnings announcement will be held on Tuesday, July 28, 2020 at 8:30 a.m. (EDT) and can be accessed by the webcast link, https://webcasts.eqs.com/indepbankgroup20200728/en or by calling 1-877-407-0989 and by identifying the meeting number 13706219 or by identifying "Independent Bank Group Second Quarter 2020 Earnings Conference Call." The conference materials will also be available by accessing the Investor Relations page of our website, www.ibtx.com. A recording of the conference call and the conference materials will be available from July 29, 2020 through August 13, 2020 on our website.

Forward-Looking Statements
From time to time the Company’s comments and releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and other related federal security laws. Forward-looking statements include information about the Company’s possible or assumed future results of operations, including its future revenues, income, expenses, provision for taxes, effective tax rate, earnings per share and cash flows, its future capital expenditures and dividends, its future financial condition and changes therein, including changes in the Company’s loan portfolio and allowance for loan losses, the Company’s future capital structure or changes therein, the plan and objectives of management for future operations, the Company’s future or proposed acquisitions, the future or expected effect of acquisitions on the Company’s operations, results of operations and financial condition, the Company’s future economic performance and the statements of the assumptions underlying any such statement. Such statements are typically, but not exclusively, identified by the use in the statements of words or phrases such as “aim,” “anticipate,” “estimate,” “expect,” “goal,” “guidance,” “intend,” “is anticipated,” “is estimated,” “is expected,” “is intended,” “objective,” “plan,” “projected,” “projection,” “will affect,” “will be,” “will continue,” “will decrease,” “will grow,” “will impact,” “will increase,” “will incur,” “will reduce,” “will remain,” “will result,” “would be,” variations of such words or phrases (including where the word “could,” “may” or “would” is used rather than the word “will” in a phrase) and similar words and phrases indicating that the statement addresses some future result, occurrence, plan or objective. The forward-looking statements that the Company makes are based on its current expectations and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Many possible events or factors could affect the Company’s future financial results and performance and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, but are not limited to: 1) the disruption to local, regional, national and global economic activity caused by infectious disease outbreaks, including the recent outbreak of coronavirus, or COVID-19, and the significant impact that such outbreak has had and may have on the Company’s growth, operations, earnings and asset quality; 2) the Company’s ability to sustain its current internal growth rate and total growth rate; 3) changes in geopolitical, business and economic events, occurrences and conditions, including changes in rates of inflation or deflation, nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado; 4) worsening business and economic conditions nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado, and the geographic areas in those states in which the Company operates; 5) the Company’s dependence on its management team and its ability to attract, motivate and retain qualified personnel; 6) the concentration of the Company’s business within its geographic areas of operation in Texas and Colorado; 7) changes in asset quality, including increases in default rates on loans and higher levels of nonperforming loans and loan charge-offs generally, and specifically resulting from the economic dislocation caused by the COVID-19 pandemic; 8) concentration of the loan portfolio of Independent Bank, before and after the completion of acquisitions of financial institutions, in commercial and residential real estate loans and changes in the prices, values and sales volumes of commercial and residential real estate; 9) the ability of Independent Bank to make loans with acceptable net interest margins and levels of risk of repayment and to otherwise invest in assets at acceptable yields and presenting acceptable investment risks; 10) inaccuracy of the assumptions and estimates that the managements of the Company and the financial institutions that the Company acquires make in establishing reserves for probable loan losses and other estimates generally, and specifically as a result of the effect of the COVID-19 pandemic; 11) lack of liquidity, including as a result of a reduction in the amount of sources of liquidity the Company currently has; 12) material increases or decreases in the amount of deposits held by Independent Bank or other financial institutions that the Company acquires and the cost of those deposits; 13) the Company’s access to the debt and equity markets and the overall cost of funding its operations; 14) regulatory requirements to maintain minimum capital levels or maintenance of capital at levels sufficient to support the Company’s anticipated growth; 15) changes in market interest rates that affect the pricing of the loans and deposits of each of Independent Bank and the financial institutions that the Company acquires and that affect the net interest income, other future cash flows, or the market value of the assets of each of Independent Bank and the financial institutions that the Company acquires, including investment securities; 16) fluctuations in the market value and liquidity of the securities the Company holds for sale, including as a result of changes in market interest rates; 17) effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services; 18) changes in economic and market conditions, including the economic dislocation resulting from the COVID-19 pandemic, that affect the amount and value of the assets of Independent Bank and of financial institutions that the Company acquires; 19) the institution and outcome of, and costs associated with, litigation and other legal proceedings against one of more of the Company, Independent Bank and financial institutions that the Company acquires or to which any of such entities is subject; 20) the occurrence of market conditions adversely affecting the financial industry generally, including the economic dislocation resulting from the COVID-19 pandemic; 21) the impact of recent and future legislative regulatory changes, including changes in banking, securities, and tax laws and regulations and their application by the Company’s regulators, and changes in federal government policies, as well as regulatory requirements applicable to, and resulting from regulatory supervision of, the Company and Independent Bank as a financial institution with total assets greater than $10 billion; 22) changes in accounting policies, practices, principles and guidelines, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the SEC and the Public Company Accounting Oversight Board, as the case may be; 23) governmental monetary and fiscal policies, including changes resulting from the implementation of the new Current Expected Credit Loss accounting standard; 24) changes in the scope and cost of FDIC insurance and other coverage; 25) the effects of war or other conflicts, acts of terrorism (including cyber attacks) or other catastrophic events, including natural disasters such as storms, droughts, tornadoes, hurricanes and flooding, that may affect general economic conditions; 26) the Company’s actual cost savings resulting from previous or future acquisitions are less than expected, the Company is unable to realize those cost savings as soon as expected, or the Company incurs additional or unexpected costs; 27) the Company’s revenues after previous or future acquisitions are less than expected; 28) the liquidity of, and changes in the amounts and sources of liquidity available to the Company, before and after the acquisition of any financial institutions that the Company acquires; 29) deposit attrition, operating costs, customer loss and business disruption before and after the Company completed acquisitions, including, without limitation, difficulties in maintaining relationships with employees, may be greater than the Company expected; 30) the effects of the combination of the operations of financial institutions that the Company has acquired in the recent past or may acquire in the future with the Company’s operations and the operations of Independent Bank, the effects of the integration of such operations being unsuccessful, and the effects of such integration being more difficult, time consuming, or costly than expected or not yielding the cost savings the Company expects; 31) the impact of investments that the Company or Independent Bank may have made or may make and the changes in the value of those investments; 32) the quality of the assets of financial institutions and companies that the Company has acquired in the recent past or may acquire in the future being different than it determined or determine in its due diligence investigation in connection with the acquisition of such financial institutions and any inadequacy of loan loss reserves relating to, and exposure to unrecoverable losses on, loans acquired; 33) the Company’s ability to continue to identify acquisition targets and successfully acquire desirable financial institutions to sustain its growth, to expand its presence in the Company’s markets and to enter new markets; 34) general business and economic conditions in the Company’s markets change or are less favorable than expected generally, and specifically as a result of the COVID-19 pandemic; 35) changes occur in business conditions and inflation generally, and specifically as a result of the COVID-19 pandemic; 36) an increase in the rate of personal or commercial customers’ bankruptcies generally, and specifically as a result of the COVID-19 pandemic; 37) technology-related changes are harder to make or are more expensive than expected; 38) attacks on the security of, and breaches of, the Company's and Independent Bank's digital information systems, the costs the Company or Independent Bank incur to provide security against such attacks and any costs and liability the Company or Independent Bank incurs in connection with any breach of those systems; 39) the potential impact of technology and “FinTech” entities on the banking industry generally; 40) the other factors that are described or referenced in Part I, Item 1A, of the Company’s Annual Report on Form 10-K filed with the SEC on March 2, 2020, as amended by the Company’s Annual Report on Form 10-K/A filed with the SEC on March 6, 2020, the Company’s Quarterly Reports on Form 10-Q, in each case under the caption “Risk Factors”; and 41) other economic, competitive, governmental, regulatory, technological and geopolitical factors affecting the Company’s operations, pricing and services. The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating all such forward-looking statements made by the Company. As a result of these and other matters, including changes in facts, assumptions not being realized or other factors, the actual results relating to the subject matter of any forward-looking statement may differ materially from the anticipated results expressed or implied in that forward-looking statement. Any forward-looking statement made in this prospectus or made by the Company in any report, filing, document or information incorporated by reference in this prospectus, speaks only as of the date on which it is made. The Company undertakes no obligation to update any such forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company believes that these assumptions or bases have been chosen in good faith and that they are reasonable. However, the Company caution you that assumptions as to future occurrences or results almost always vary from actual future occurrences or results, and the differences between assumptions and actual occurrences and results can be material. Therefore, the Company cautions you not to place undue reliance on the forward-looking statements contained in this prospectus or incorporated by reference herein.

Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. These measures and ratios include “adjusted net income,” “adjusted earnings,” “tangible book value,” “tangible book value per common share,” “adjusted efficiency ratio,” “tangible common equity to tangible assets,” “adjusted net interest margin,” “return on tangible equity,” “adjusted return on average assets” and “adjusted return on average equity” and are supplemental measures that are not required by, or are not presented in accordance with, accounting principles generally accepted in the United States. We consider the use of select non-GAAP financial measures and ratios to be useful for financial operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.
We believe that these measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however we acknowledge that our financial measures have a number of limitations relative to GAAP financial measures. Certain non-GAAP financial measures exclude items of income, expenditures, expenses, assets, or liabilities, including provisions for loan losses and the effect of goodwill, other intangible assets and income from accretion on acquired loans arising from purchase accounting adjustments, that we believe cause certain aspects of our results of operations or financial condition to be not indicative of our primary operating results. All of these items significantly impact our financial statements. Additionally, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non- GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.
A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statements tables.

CONTACTS:

Analysts/Investors:

Paul Langdale Senior Vice President, Director of Corporate Development (972) 562-9004 plangdale@ibtx.com	Michelle Hickox Executive Vice President, Chief Financial Officer (972) 562-9004 mhickox@ibtx.com

Media:

James Tippit Executive Vice President, Head of Corporate Responsibility (972) 562-9004 jtippit@ibtx.com

Source: Independent Bank Group, Inc.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended June 30, 2020, March 31, 2020, December 31, 2019, September 30, 2019 and June 30, 2019
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the Quarter Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Selected Income Statement Data
Interest income	$151,241	$156,405	$164,386	$165,307	$167,663
Interest expense	22,869	33,164	36,317	39,914	38,020
Net interest income	128,372	123,241	128,069	125,393	129,643
Provision for loan losses	23,121	8,381	1,609	5,233	4,739
Net interest income after provision for loan losses	105,251	114,860	126,460	120,160	124,904
Noninterest income	25,375	14,511	18,229	27,324	16,199
Noninterest expense	83,030	74,368	80,343	76,948	77,978
Income tax expense	8,903	10,836	14,110	14,903	13,389
Net income	38,693	44,167	50,236	55,633	49,736
Adjusted net income (1)	49,076	43,354	56,799	57,827	52,928

Per Share Data (Common Stock)
Earnings:
Basic	$0.90	$1.03	$1.17	$1.30	$1.15
Diluted	0.90	1.03	1.17	1.30	1.15
Adjusted earnings:
Basic (1)	1.14	1.01	1.32	1.35	1.22
Diluted (1)	1.14	1.01	1.32	1.35	1.22
Dividends	0.25	0.25	0.25	0.25	0.25
Book value	56.34	55.44	54.48	53.52	52.37
Tangible book value (1)	31.05	30.08	28.99	27.89	26.66
Common shares outstanding	43,041,119	43,041,776	42,950,228	42,952,642	42,953,818
Weighted average basic shares outstanding (2)	43,041,660	43,011,496	42,951,701	42,950,749	43,331,988
Weighted average diluted shares outstanding (2)	43,177,986	43,020,055	42,951,701	42,950,749	43,331,988

Selected Period End Balance Sheet Data
Total assets	$16,986,025	$15,573,868	$14,958,207	$14,959,127	$14,708,922
Cash and cash equivalents	1,605,911	948,907	565,170	570,101	579,447
Securities available for sale	1,049,592	1,089,136	1,085,936	1,083,816	1,104,520
Loans, held for sale	72,865	39,427	35,645	32,929	106,489
Loans, held for investment (3)(4)	11,690,356	11,020,920	10,928,653	10,936,136	10,784,041
Mortgage warehouse purchase loans	903,630	796,609	687,317	660,650	453,492
Allowance for loan losses	80,055	58,403	51,461	50,447	51,075
Goodwill and other intangible assets	1,088,411	1,091,586	1,094,762	1,100,876	1,104,187
Other real estate owned	1,688	2,994	4,819	6,392	10,972
Noninterest-bearing deposits	3,984,404	3,156,270	3,240,185	3,218,055	3,153,001
Interest-bearing deposits	9,314,631	8,726,496	8,701,151	8,509,830	8,377,586
Borrowings (other than junior subordinated debentures)	1,116,462	1,152,860	527,251	767,642	792,534
Junior subordinated debentures	53,924	53,874	53,824	53,775	53,725
Total stockholders' equity	2,424,960	2,386,285	2,339,773	2,298,932	2,249,342

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended June 30, 2020, March 31, 2020, December 31, 2019, September 30, 2019 and June 30, 2019
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the Quarter Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Selected Performance Metrics
Return on average assets	0.94%	1.19%	1.32%	1.50%	1.39%
Return on average equity	6.44	7.50	8.57	9.68	8.90
Return on tangible equity (5)	11.71	13.92	16.20	18.74	17.52
Adjusted return on average assets (1)	1.20	1.17	1.49	1.56	1.47
Adjusted return on average equity (1)	8.16	7.36	9.69	10.06	9.47
Adjusted return on tangible equity (1) (3)	14.86	13.66	18.32	19.48	18.65
Net interest margin	3.51	3.76	3.81	3.84	4.11
Adjusted net interest margin (6)	3.50	3.73	3.79	3.82	4.03
Efficiency ratio (7)	51.94	51.68	52.75	48.27	51.25
Adjusted efficiency ratio (1)	41.71	51.17	46.44	42.98	47.39

Credit Quality Ratios (3) (8)
Nonperforming assets to total assets	0.17%	0.20%	0.21%	0.12%	0.19%
Nonperforming loans to total loans held for investment	0.23	0.26	0.24	0.11	0.16
Nonperforming assets to total loans held for investment and other real estate	0.24	0.29	0.29	0.17	0.26
Allowance for loan losses to nonperforming loans	300.95	204.97	193.35	424.17	302.15
Allowance for loan losses to total loans held for investment	0.68	0.53	0.47	0.46	0.47
Net charge-offs to average loans outstanding (annualized)	0.05	0.05	0.02	0.21	0.01

Capital Ratios
Estimated common equity Tier 1 capital to risk-weighted assets	10.17%	9.95%	9.76%	9.42%	9.22%
Estimated tier 1 capital to average assets	8.94	9.67	9.32	9.21	9.06
Estimated tier 1 capital to risk-weighted assets	10.60	10.38	10.19	9.85	9.66
Estimated total capital to risk-weighted assets	12.44	12.05	11.83	11.49	11.51
Total stockholders' equity to total assets	14.28	15.32	15.64	15.37	15.29
Tangible common equity to tangible assets (1)	8.41	8.94	8.98	8.65	8.42
(1) Non-GAAP financial measure. See reconciliation.
(2) Total number of shares includes participating shares (those with dividend rights).
(3) Loans held for investment excludes mortgage warehouse purchase loans.
(4) Loans held for investment includes SBA PPP loans of $823,289 at June 30, 2020.
(5) Non-GAAP financial measure. Excludes average balance of goodwill and net other intangible assets.
(6) Non-GAAP financial measure. Excludes unexpected income recognized on credit impaired acquired loans of $354, $982, $791, $618 and $2,695, respectively.
(7) Efficiency ratio excludes amortization of other intangible assets. See reconciliation of non-GAAP financial measures.
(8) Credit metrics - Nonperforming assets, which consist of nonperforming loans, OREO and other repossessed assets, totaled $28,403, $31,601, $31,549, $18,407 and $27,999, respectively. Nonperforming loans, which consists of nonaccrual loans, loans delinquent 90 days and still accruing interest, and troubled debt restructurings, and excludes loans acquired with deteriorated credit quality, totaled $26,601, $28,493, $26,616, $11,893 and $16,904, respectively.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Statements of Income
Three and Six Months Ended June 30, 2020 and 2019
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Interest income:
Interest and fees on loans	$143,405	$157,431	$290,510	$302,962
Interest on taxable securities	4,828	5,277	9,992	10,727
Interest on nontaxable securities	2,168	2,127	4,233	4,352
Interest on interest-bearing deposits and other	840	2,828	2,911	5,198
Total interest income	151,241	167,663	307,646	323,239
Interest expense:
Interest on deposits	18,327	31,322	46,398	59,164
Interest on FHLB advances	1,289	2,984	2,915	5,594
Interest on other borrowings	2,685	2,923	5,480	5,638
Interest on junior subordinated debentures	568	791	1,240	1,548
Total interest expense	22,869	38,020	56,033	71,944
Net interest income	128,372	129,643	251,613	251,295
Provision for loan losses	23,121	4,739	31,502	7,963
Net interest income after provision for loan losses	105,251	124,904	220,111	243,332
Noninterest income:
Service charges on deposit accounts	4,849	6,164	10,391	12,074
Investment management and trust	1,646	2,522	3,632	4,741
Mortgage banking revenue	10,479	3,702	13,004	6,795
Gain on sale of loans	689	—	647	—
Gain on sale of other real estate	12	312	37	312
Gain on sale of securities available for sale	26	20	382	265
Gain (loss) on sale and disposal of premises and equipment	340	(279)	277	(270)
Increase in cash surrender value of BOLI	1,331	1,374	2,672	2,733
Other	6,003	2,384	8,844	5,973
Total noninterest income	25,375	16,199	39,886	32,623
Noninterest expense:
Salaries and employee benefits	34,428	40,532	73,088	82,912
Occupancy	9,378	9,585	19,415	18,576
Communications and technology	5,925	5,776	11,477	10,840
FDIC assessment	1,989	962	3,741	2,210
Advertising and public relations	862	812	1,473	1,475
Other real estate owned expenses, net	42	79	416	150
Impairment of other real estate	738	988	738	1,424
Amortization of other intangible assets	3,175	3,235	6,351	6,470
Professional fees	2,181	1,544	6,395	2,714
Acquisition expense, including legal	15,629	3,723	16,178	18,710
Other	8,683	10,742	18,126	19,092
Total noninterest expense	83,030	77,978	157,398	164,573
Income before taxes	47,596	63,125	102,599	111,382
Income tax expense	8,903	13,389	19,739	24,515
Net income	$38,693	$49,736	$82,860	$86,867

Independent Bank Group, Inc. and Subsidiaries
Consolidated Balance Sheets
As of June 30, 2020 and December 31, 2019
(Dollars in thousands)
(Unaudited)

	June 30,	December 31,
Assets	2020	2019
Cash and due from banks	$191,812	$186,299
Interest-bearing deposits in other banks	1,414,099	378,871
Cash and cash equivalents	1,605,911	565,170
Certificates of deposit held in other banks	4,481	5,719
Securities available for sale, at fair value	1,049,592	1,085,936
Loans held for sale	72,865	35,645
Loans, net	12,497,449	11,562,814
Premises and equipment, net	243,310	242,874
Other real estate owned	1,688	4,819
Federal Home Loan Bank (FHLB) of Dallas stock and other restricted stock	57,294	30,052
Bank-owned life insurance (BOLI)	217,753	215,081
Deferred tax asset	3,208	6,943
Goodwill	994,021	994,021
Other intangible assets, net	94,390	100,741
Other assets	144,063	108,392
Total assets	$16,986,025	$14,958,207

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$3,984,404	$3,240,185
Interest-bearing	9,314,631	8,701,151
Total deposits	13,299,035	11,941,336
FHLB advances	925,000	325,000
Other borrowings	191,462	202,251
Junior subordinated debentures	53,924	53,824
Other liabilities	91,644	96,023
Total liabilities	14,561,065	12,618,434
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	430	430
Additional paid-in capital	1,930,722	1,926,359
Retained earnings	454,878	393,674
Accumulated other comprehensive income (loss)	38,930	19,310
Total stockholders’ equity	2,424,960	2,339,773
Total liabilities and stockholders’ equity	$16,986,025	$14,958,207

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Three Months Ended June 30, 2020 and 2019
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest-earning assets and interest-bearing liabilities together with the average yield on the interest-earning assets and the average cost of the interest-bearing liabilities for the periods presented.

	Three Months Ended June 30,
	2020			2019
	Average Outstanding Balance	Interest	Yield/ Rate (4)	Average Outstanding Balance	Interest	Yield/ Rate (4)
Interest-earning assets:
Loans (1)	$12,297,599	$143,405	4.69%	$11,088,633	$157,431	5.69%
Taxable securities	750,381	4,828	2.59	776,869	5,277	2.72
Nontaxable securities	348,204	2,168	2.50	332,552	2,127	2.57
Interest bearing deposits and other	1,296,048	840	0.26	446,075	2,828	2.54
Total interest-earning assets	14,692,232	151,241	4.14	12,644,129	167,663	5.32
Noninterest-earning assets	1,793,324			1,753,723
Total assets	$16,485,556			$14,397,852
Interest-bearing liabilities:
Checking accounts	$4,350,985	$6,044	0.56%	$3,846,970	$10,653	1.11%
Savings accounts	598,237	260	0.17	524,642	332	0.25
Money market accounts	2,304,386	4,540	0.79	2,074,568	11,041	2.13
Certificates of deposit	1,707,470	7,483	1.76	1,782,799	9,296	2.09
Total deposits	8,961,078	18,327	0.82	8,228,979	31,322	1.53
FHLB advances	1,076,648	1,289	0.48	500,330	2,984	2.39
Other borrowings	184,393	2,685	5.86	201,540	2,923	5.82
Junior subordinated debentures	53,906	568	4.24	53,708	791	5.91
Total interest-bearing liabilities	10,276,025	22,869	0.90	8,984,557	38,020	1.70
Noninterest-bearing checking accounts	3,699,045			3,093,478
Noninterest-bearing liabilities	92,448			78,305
Stockholders’ equity	2,418,038			2,241,512
Total liabilities and equity	$16,485,556			$14,397,852
Net interest income		$128,372			$129,643
Interest rate spread			3.24%			3.62%
Net interest margin (2)			3.51			4.11
Net interest income and margin (tax equivalent basis) (3)		$129,344	3.54		$130,568	4.14
Average interest-earning assets to interest-bearing liabilities			142.98			140.73
(1) Average loan balances include nonaccrual loans.
(2) Net interest margins for the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.
(3) A tax-equivalent adjustment has been computed using a federal income tax rate of 21%.
(4) Yield and rates for the three month periods are annualized.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Six Months Ended June 30, 2020 and 2019
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest-earning assets and interest-bearing liabilities together with the average yield on the interest-earning assets and the average cost of the interest-bearing liabilities for the periods presented.

	Six Months Ended June 30,
	2020			2019
	Average Outstanding Balance	Interest	Yield/ Rate (4)	Average Outstanding Balance	Interest	Yield/ Rate (4)
Interest-earning assets:
Loans (1)	$11,917,473	$290,510	4.90%	$10,899,746	$302,962	5.61%
Taxable securities	757,608	9,992	2.65	774,837	10,727	2.79
Nontaxable securities	338,923	4,233	2.51	333,757	4,352	2.63
Interest bearing deposits and other	916,812	2,911	0.64	413,248	5,198	2.54
Total interest-earning assets	13,930,816	307,646	4.44	12,421,588	323,239	5.25
Noninterest-earning assets	1,794,757			1,766,074
Total assets	$15,725,573			$14,187,662
Interest-bearing liabilities:
Checking accounts	$4,341,287	$17,017	0.79%	$3,877,885	$20,751	1.08%
Savings accounts	574,327	525	0.18	514,816	656	0.26
Money market accounts	2,177,205	12,353	1.14	1,987,400	20,652	2.10
Certificates of deposit	1,762,340	16,503	1.88	1,720,679	17,105	2.00
Total deposits	8,855,159	46,398	1.05	8,100,780	59,164	1.47
FHLB advances	743,407	2,915	0.79	473,329	5,594	2.38
Other borrowings	189,618	5,480	5.81	193,656	5,638	5.87
Junior subordinated debentures	53,881	1,240	4.63	53,683	1,548	5.81
Total interest-bearing liabilities	9,842,065	56,033	1.14	8,821,448	71,944	1.64
Noninterest-bearing checking accounts	3,398,116			3,059,110
Noninterest-bearing liabilities	91,768			76,521
Stockholders’ equity	2,393,624			2,230,583
Total liabilities and equity	$15,725,573			$14,187,662
Net interest income		$251,613			$251,295
Interest rate spread			3.30%			3.61%
Net interest margin (2)			3.63			4.08
Net interest income and margin (tax equivalent basis) (3)		$253,498	3.66		$253,133	4.11
Average interest-earning assets to interest-bearing liabilities			141.54			140.81
(1) Average loan balances include nonaccrual loans.
(2) Net interest margins for the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.
(3) A tax-equivalent adjustment has been computed using a federal income tax rate of 21%.
(4) Yield and rates for the six month periods are annualized.

Independent Bank Group, Inc. and Subsidiaries
Loan Portfolio Composition
As of June 30, 2020 and December 31, 2019
(Dollars in thousands)
(Unaudited)

Totals loans by category
	June 30, 2020		December 31, 2019
	Amount	% of Total	Amount	% of Total
Commercial (1)(2)	$3,417,423	27.0%	$2,482,356	21.3%
Real estate:
Commercial real estate	5,813,311	45.9	5,872,653	50.4
Commercial construction, land and land development	1,363,849	10.8	1,236,623	10.6
Residential real estate (3)	1,546,975	12.2	1,550,872	13.3
Single-family interim construction	370,957	2.9	378,120	3.2
Agricultural	95,784	0.8	97,767	0.9
Consumer	58,215	0.4	32,603	0.3
Other	337	—	621	—
Total loans	12,666,851	100.0%	11,651,615	100.0%
Deferred loan fees (2)	(16,482)		(1,695)
Allowance for loan losses	(80,055)		(51,461)
Total loans, net	$12,570,314		$11,598,459
(1) Includes mortgage warehouse purchase loans of $903,630 and $687,317 at June 30, 2020 and December 31, 2019, respectively.
(2) Includes SBA PPP loans of $823,289 with net deferred loan fees of $18,722 at June 30, 2020.
(3) Includes loans held for sale of $72,865 and $35,645 at June 30, 2020 and December 31, 2019, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Three Months Ended June 30, 2020, March 31, 2020, December 31, 2019, September 30, 2019 and June 30, 2019
(Dollars in thousands, except for share data)
(Unaudited)

		For the Three Months Ended
		June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
ADJUSTED NET INCOME
Net Interest Income - Reported	(a)	$128,372	$123,241	$128,069	$125,393	$129,643
Unexpected income recognized on credit impaired acquired loans		(354)	(982)	(791)	(618)	(2,695)
Adjusted Net Interest Income	(b)	128,018	122,259	127,278	124,775	126,948
Provision Expense - Reported	(c)	23,121	8,381	1,609	5,233	4,739
Noninterest Income - Reported	(d)	25,375	14,511	18,229	27,324	16,199
(Gain) loss on sale of loans		(689)	42	—	(6,779)	—
Gain on sale of branch		—	—	—	(1,549)	—
Gain on sale of trust business		—	—	(1,319)	—	—
Gain on sale of other real estate		(12)	(25)	(24)	(539)	(312)
Gain on sale of securities available for sale		(26)	(356)	(10)	—	(20)
(Gain) loss on sale and disposal of premises and equipment		(340)	63	—	315	279
Recoveries on loans charged off prior to acquisition		(3,640)	(84)	(425)	(107)	(258)
Adjusted Noninterest Income	(e)	20,668	14,151	16,451	18,665	15,888
Noninterest Expense - Reported	(f)	83,030	74,368	80,343	76,948	77,978
Separation expense		—	—	(3,421)	—	—
OREO impairment		(738)	—	(377)	—	(988)
Impairment of assets		—	(126)	—	(1,173)	—
COVID-19 expense (4)		(1,451)	(262)	—	—	—
Acquisition expense (5)		(15,644)	(1,008)	(6,619)	(10,885)	(6,069)
Adjusted Noninterest Expense	(g)	65,197	72,972	69,926	64,890	70,921
Adjusted Net Income (1)	(b) - (c) + (e) - (g)	$49,076	$43,354	$56,799	$57,827	$52,928

ADJUSTED PROFITABILITY
Adjusted Return on Average Assets (2)		1.20%	1.17%	1.49%	1.56%	1.47%
Adjusted Return on Average Equity (2)		8.16%	7.36%	9.69%	10.06%	9.47%
Adjusted Return on Tangible Equity (2)		14.86%	13.66%	18.32%	19.48%	18.65%
Total Average Assets		$16,485,556	$14,965,628	$15,091,382	$14,742,618	$14,397,852
Total Average Stockholders' Equity		$2,418,038	$2,369,225	$2,326,176	$2,279,878	$2,241,512
Total Average Tangible Stockholders' Equity (3)		$1,328,568	$1,276,545	$1,230,344	$1,177,851	$1,138,340

EFFICIENCY RATIO
Amortization of other intangible assets	(h)	$3,175	$3,176	$3,175	$3,235	$3,235
Reported Efficiency Ratio	(f - h) / (a + d)	51.94%	51.68%	52.75%	48.27%	51.25%
Adjusted Efficiency Ratio	(g - h) / (b + e)	41.71%	51.17%	46.44%	42.98%	47.39%
(1) Assumes an adjusted effective tax rate of 18.7%, 21.3%, 21.3%, 21.1%, and 21.2% for the quarters ended June 30, 2020, March 31, 2020, December 31, 2019, September 30, 2019 and June 30, 2019, respectively.
(2) Calculated using adjusted net income.
(3) Excludes average balance of goodwill and net other intangible assets.
(4) COVID-19 expense includes expenses such as employee's premium pay, personal protection and cleaning supplies, remote work equipment, advertising and communications, and community support/donations.
(5) Acquisition expenses include $15, $459, $1,349, $1,420 and $2,346 of compensation related expenses in addition to $15,629, $549, $5,270, $9,465 and $3,723 of merger-related expenses for the quarters ended June 30, 2020, March 31, 2020, December 31, 2019, September 30, 2019 and June 30, 2019, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
As of June 30, 2020 and December 31, 2019
(Dollars in thousands, except per share information)
(Unaudited)

Tangible Book Value & Tangible Common Equity To Tangible Asset Ratio
	June 30,	December 31,
	2020	2019
Tangible Common Equity
Total common stockholders' equity	$2,424,960	$2,339,773
Adjustments:
Goodwill	(994,021)	(994,021)
Other intangible assets, net	(94,390)	(100,741)
Tangible common equity	$1,336,549	$1,245,011

Tangible Assets
Total assets	$16,986,025	$14,958,207
Adjustments:
Goodwill	(994,021)	(994,021)
Other intangible assets, net	(94,390)	(100,741)
Tangible assets	$15,897,614	$13,863,445
Common shares outstanding	43,041,119	42,950,228
Tangible common equity to tangible assets	8.41%	8.98%
Book value per common share	$56.34	$54.48
Tangible book value per common share	31.05	28.99